EXHIBIT 10.14

TERMINATION AND MUTUAL RELEASE OF CLAIMS AGREEMENT

THIS TERMINATION AND MUTUAL RELEASE OF CLAIMS AGREEMENT (“Release”), dated effective as of December 2, 2009 (the “Effective Date”), is by and among Xtreme Oil & Gas Corp., a Nevada corporation (“XTOG”), with a business address in Plano, Texas and its officers, directors and advisors, (collectively, the “XTOG Parties”) and Fred Schiemann, (collectively, the “Schiemann Parties”).  All signatories to this Release are sometimes collectively referred to as the “Parties” and individually referred to as “Party”.

WHEREAS, the XTOG Parties and the SCHIEMANN Parties entered into that certain warrant agreements and related preferred stock issuances, during 2007 and 2008 (the “Agreements”);

WHEREAS, XTOG and SCHIEMANN desire to terminate the Agreements in exchange for shares of common stock in XTOG.

WHEREAS, the Parties desire to require each other to enter into this Release and confirm the absence of (i) any claims by the XTOG Parties against the SCHIEMANN Parties and/or any of their respective affiliates and (ii) any claims by the SCHIEMANN Parties against the XTOG Parties and/or any of their respective affiliates; and

WHEREAS, the XTOG Parties acknowledge that the SCHIEMANN Parties, and the SCHIEMANN Parties acknowledge that the XTOG Parties, are relying on this Release and terminating the Agreements.

NOW, THEREFORE, in consideration of the premises contained herein, the consideration set forth in the Agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.                      Termination.  XTOG and SCHIEMANN acknowledge and agree that the Agreements were not modified or amended as of the date hereof.  XTOG and SCHIEMANN hereby agree to terminate the Agreements.  The Agreements, which include all Warrant Agreement issuances in 2007 and 2008 and related preferred stock, shall be of no further force and effect.   In addition, SCHIEMANN hereby tenders for cancellation any warrants or preferred stock of XTOG or its predecessor of which he owns or possesses, in exchange for 1,300,000 shares of common stock in XTOG.

Section 2.                      Release – XTOG Parties.  Each XTOG Party hereby RELEASES and FOREVER DISCHARGES the SCHIEMANN Parties and their affiliates from all manners of action, causes of action, suits, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, premises, variances, damages, judgments, executions, claims and demands whatsoever in law or in equity (collectively, the “Claims”) which he/it ever had, now has, or hereafter can, shall or may have against any or all of the SCHIEMANN Parties and/or any of their affiliates in respect of any and all agreements, obligations and events incurred or occurring on or prior to the date hereof, including without limitation: (i) Claims by any XTOG Party for reimbursement or contribution of expenses under the Agreements, (ii) Claims by any of the XTOG Parties with respect to payment of any kind either in cash, property or securities and (iii) Claims by any of the XTOG Parties with respect to any breach or violation of the Agreements.  Each XTOG Party further agrees not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action in any city, state or federal court or agency or arbitration tribunal with respect to any Claim against the SCHIEMANN Parties or any person.  None of the XTOG Parties has transferred any Claim to any third party.

Section 3.                      Release – SCHIEMANN Parties.  Each SCHIEMANN Party hereby RELEASES and FOREVER DISCHARGES the XTOG Parties and their affiliates from all Claims which he/it ever had, now has, or hereafter can, shall or may have against  any or all of the XTOG Parties and/or any of their affiliates in respect of any and all agreements, obligations and events incurred or occurring on or prior to the date hereof, including without limitation: (i) Claims by any SCHIEMANN Party for reimbursement or contribution of expenses under the Agreements, (ii) Claims by any of the SCHIEMANN Parties with respect to payment of any kind either in cash, property or securities as it relates to the Agreements, (iii) Claims by any of the SCHIEMANN Parties with respect to any breach or violation of the Agreements and (iii) Claims by any of the SCHIEMANN Parties with respect to violation of any trade secrets, patent infringement or otherwise with respect to the Agreements.  Each SCHIEMANN Party further agrees not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action in any city, state or federal court or agency or arbitration tribunal with respect to any Claim against the XTOG Parties or any person with respect to the Agreements.  None of the SCHIEMANN Parties has transferred any Claim to any third party.

Section 4.                      Competency.  Each Party acknowledges that he/it fully comprehends and understands all of the terms of this Release and their legal effects.  Each Party hereby further expressly warrants that he/it is competent to execute this Release, that he/it is executed knowingly and voluntarily and without reliance upon any statement or representation of any released party or its representatives, and that he/it has consulted with an attorney of his/its choice regarding this Release.

Section 5.                      Successors.  This Release shall be binding upon each Party and his/its heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of the XTOG Parties or the SCHIEMANN Parties, respectively and their respective affiliates and each of their respective successors and assigns.

Section 6.                      Governing Law.  This Release shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to principles of conflicts of laws.

Section 7.                      Modification.  This Release may be modified only by a written instrument executed by all Parties.

Section 8.                      Severability.  If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Release shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Release a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

IN WITNESS WHEREOF, each Party has executed this Release effective as of the date first above written.

XTREME OIL & GAS

By: /s/ Willard G. McAndrew
      Name:
      Title:

FRED SCHIEMANN

By: /s/ Fred Schiemann
      Name: Fred Schiemann
      Title:

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